Exhibit 99.1

AMERICAN FINANCE COMPLETES $715 MILLION CMBS FINANCING

NEW YORK –July 27, 2020 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that the Company entered into a financing transaction with an institutional lender and borrowed $715 million in a commercial mortgage backed security financing (the “CMBS Loan”).

“Thanks to the strong underlying assets in AFIN’s portfolio, we were able to complete this financing on what we believe to be very attractive terms,” said Michael Weil, CEO of AFIN. “The CMBS Loan locks in today’s historically low interest rate for five years and extends AFIN’s weighted average debt maturity from 3.5 years to 5.1 years, enhancing value for our Company. I am proud that, despite the challenges of the COVID-19 pandemic, our team was able to work with the underwriters to ensure superior execution and pricing on this financing which converted almost 28% of our total outstanding debt from a 2-month maturity into a new, five-year financing. We believe this transaction de-risked our portfolio, while giving us flexibility in the future to broaden our capital structure.”

The CMBS Loan is interest-only at an interest rate of 3.74%, has a five-year term and is secured by 368 single-tenant properties. Of these, 223 properties were previously collateral for a loan that had less than two months of term remaining and an effective interest rate of 4.36%. All but one of the remaining properties were part of the borrowing base for AFIN’s corporate credit facility. At the closing of the CMBS Loan, an aggregate of approximately $499.0 million of proceeds was used to repay the existing mortgage loan in full and the balance was used to repay amounts outstanding under the Company’s corporate credit facility.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that the information about second quarter 2020 rent collections includes additional rent collected with respect to April and May as compared to previously reported information due to ongoing collection efforts and second quarter 2020 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063